Exhibit 99.3

Sun Hydraulics Corporation Declares 4th Quarter Cash Dividend of $0.09

SARASOTA, FLA, December 8, 2009—Sun Hydraulics Corporation (NASDAQ: SNHY) has announced a $0.09 per share cash dividend on its common stock. The dividend is payable on January 15, 2010, to shareholders of record as of December 31, 2009.

Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200